EXHIBIT 10.10
B35 MANUFACTURING AND SUPPLY AGREEMENT
     This Manufacturing and Supply Agreement (this “Agreement”) is entered into as of January 30, 2010 (the “Effective Date”) by and between FALLBROOK TECHNOLOGIES INC. or its designee, a Delaware corporation with a place of business at 9444 Waples St., Suite 410, San Diego, California 92121, U.S.A. (“Fallbrook”), and TRI STAR GROUP, a China a place of business at 11G, 720 PUDONG AVE, Shanghai, China 200120 (“TSI”).
RECITALS
     WHEREAS, the parties have executed that certain B35 Program Agreement between as of November 24, 2009 (the “Original Agreement”) and intend to revoke that agreement and replace it with a more complete understanding of terms of a manufacturing arrangement;
     WHEREAS, the parties desire that TSI manufacture the Product (as defined below) in quantities ordered by Fallbrook and for sale by Fallbrook in the Fallbrook Territory (as defined below); and
     WHEREAS, the parties also desire that TSI manufacture and sell the Product in the Domestic Sales Territory (as defined below), all in accordance with the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
AGREEMENT
1. DEFINITIONS
     1.1 “Confidential Information” shall mean any and all information and materials disclosed by one party (“Discloser”) to the other party (“Recipient”) (whether in writing or in oral, graphic, electronic or any other form) that are marked or described as, identified in writing as, or provided under circumstances indicating that such information and materials are confidential or proprietary. The Confidential Information of Fallbrook includes, without limitation, all Technical Information (as defined below) and all information and materials provided by Fallbrook relating to the Product. Information or materials shall not be considered Confidential Information to the extent such information or materials can be shown to have been: (a) available to the public prior to the date of Discloser’s disclosure to Recipient or to have become available to the public thereafter without any unauthorized act or omission by Recipient; (b) rightfully in Recipient’s possession prior to the date of Discloser’s disclosure to Recipient and not otherwise restricted as to disclosure; or (c) disclosed to Recipient without restriction by a third party who had a right to disclose and was not otherwise under an obligation of confidence. Information or materials shall not be deemed to be “available to the public” or to be “in Recipient’s possession” merely if such information or materials can be reconstructed, combined or pieced together from multiple sources that are available to the public or Recipient if no one of those sources actually leads one to the entire combination, together with its meaning and importance.
     1.2 “Delayed Shipment” shall mean any order that is not completed, packaged and physically on the shipping dock ready for shipment by the Shipping Date confirmed by TSI.

     1.3 “Domestic Sales Territory” shall mean the People’s Republic of China (PRC), Macao, and Hong Kong, but specifically excluding Taiwan.
     1.4 “Fallbrook IP Rights” shall mean all patents and other intellectual property rights owned or controlled by Fallbrook that covers or claims the manufacture, use, sale, offer for sale or importation of a Product.
     1.5 “Fallbrook Territory” shall mean all countries and territories in the world, other than those countries within the Domestic Sales Territory.
     1.6 “Guide” shall mean Fallbrook’s Quality Requirements Guide for Suppliers (SOP09-01 REV B 11-6-09), as may be amended by Fallbrook from time to time.
     1.7 “Initial Term” shall have the meaning set forth in Section 10.1.
     1.8 “Intellectual Property Rights” means any and all rights existing now or in the future under patent law, copyright law, neighboring rights law, industrial design rights law, semiconductor chip or mask work protection law, integrated circuit layout designs protection law, moral rights law, database protection law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances and any and all similar proprietary rights, and any and all renewals, extensions and restorations thereof, now or hereafter in force and effect, whether worldwide or in individual countries or regions, including the applications and registrations, the right to file for applications and registrations, and the right to sue for past, present and future infringement, violation and/or misappropriation, thereof.
     1.9 “Laws” shall mean any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy or rule of common law, or any governmental requirement or other governmental restriction or similar form of decision or determination, or any interpretation or administration of any of the foregoing by any national, state or local government (or any association, organization or institution of which any of the foregoing is a member, or to whose jurisdiction any thereof is subject, or in whose activities any thereof is a participant), whether now or hereafter in effect.
     1.10 “Partnership” shall mean an entity or other arrangement formed by the parties for the purpose of marketing and selling Products into the Domestic Sales Territory.
     1.11 “Patents” means all issued patents and/or patent applications and any utility patent, design patent, industrial designs, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, listed in Exhibit A, which shall be updated from time to time by Fallbrook; any and all subject matter and/or inventions claimed in, covered by, or disclosed in any such patents and/or patent applications; all divisions, continuations, continuations-in-part, continued prosecution, continued examination applications, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon; and any patents or patent applications claiming priority therefrom or thereto including the right to sue for past, present and future infringement, violation and/or misappropriation, thereof.
     1.12 “Product” shall mean a complete B35 continuously variable transmission as described in the Specifications and based on Fallbrook’s NuVinci technology that is manufactured only for solely human powered or electric motor assisted bicycles that use manual shifting.
     1.13 “Product Exhibit” shall mean an exhibit agreed upon by the parties and attached to this Agreement that sets forth the Specifications and Transfer Price for the applicable Product.
     1.14 “Purchase Order” shall have the meaning set forth in Section 3.1.
     1.15 “Shipment Date” shall mean the date specified in a Purchase Order (as defined below) on which TSI is required to ship under Section 5, and all that section contains, a specific quantity of the Product to the delivery place designated on such Purchase Order.
     1.16 “Specifications” shall mean the technical specifications set forth in the attached Product Exhibit.
     1.17 “Technical Information” shall mean all information, materials, knowledge, data, drawings and other specifications involving or relating to the generation, manufacture and processing of the Product provided to TSI by Fallbrook pursuant to this Agreement, including, without limitation, the Specifications.
     1.18 “Trademarks” means all trademarks, service marks, trade names, logos, insignia or other marks set forth in Exhibit B, including the applications and registrations, the right to file for applications and registrations, and the right to sue for past, present and future infringement, violation and/or misappropriation thereof and all goodwill associated therewith.
     1.19 “Transfer Price” shall mean, with respect to a Product, the transfer price set forth in the Product Exhibit for such Product, which price shall govern (a) the sale of such Product from TSI to Fallbrook, and (b) the sale of such Product from TSI to the Partnership formed by the parties for sale in the Domestic Sales Territory.
     1.20 “TSI Facility” shall mean the TSI manufacturing facility located at 1888 Jintong Ave., Tongzhou City, JiangSu, China 226300.
     1.21 “TSI IP Rights” shall mean all patents and other intellectual property rights owned or controlled by TSI that covers or claims the manufacture, use, sale, offer for sale or importation of a Product existing prior to the Effective Date.
     1.22 “TSI Manufacturing Territory” shall mean the People’s Republic of China (PRC), Macao, Taiwan, Japan, South Korea and Hong Kong.
2. TECHNOLOGY TRANSFER
     2.1 License Grants.
          (a) Subject to the terms and conditions of this Agreement, Fallbrook hereby grants to TSI under the Fallbrook IP Rights during the term of this Agreement a non-sublicensable (except as provided below) license (a) to make Product for sale only to those parties identified in Section 2.4 below, and (b) to reproduce and display Fallbrook trademarks only as requested by Fallbrook and as set forth in the applicable Specifications. During the Term, Fallbrook shall not grant any other party the right to manufacture Products in the TSI Manufacturing Territory. Notwithstanding the foregoing, Fallbrook shall be able to have parts made that may be the same as parts contained in the Specifications for use with other items that are not Products made in the TSI Manufacturing Territory. As detailed in the Guide, Fallbrook reserves the right to approve, in its sole discretion, any TSI subcontracting to other parties and all obligations of TSI must be assumed by the subcontractor. TSI shall be responsible, and shall remain liable, for the performance of all of its obligations under this Agreement and for any breach by any subcontractor thereof.
          (b) Subject to the terms and conditions of this Agreement, TSI hereby grants to Fallbrook under the TSI IP Rights during the term of this Agreement a royalty-free, non-exclusive, sublicensable license to use, offer for sale, sell and import Product in the Fallbrook Territory.
          (c) For so long as TSI has rights under this Section 2.1, TSI shall perform under this Agreement in a manner that reflects well upon Fallbrook in order to maintain the good name of Fallbrook, its brands and its technology. Such behavior includes, among other things, each of the following:
               (i) Comply with all limitations on Territory, Product and timing of the license granted hereunder; and
               (ii) Comply with all local regulations and common standards for labor and workplace conditions.
     2.2 Restrictions and Reservation of Rights. TSI agrees not to use the Technical Information or the Fallbrook IP Rights to make or sell the Product except as expressly permitted in Section 2.1. All intellectual property rights in and to the Product (including without limitation the manufacture and use of the Product) and the Technical Information, including any modifications or improvements thereto made by Fallbrook and/or TSI, shall be solely owned by Fallbrook, subject only to the license rights expressly granted to TSI in Section 2.1. Any and all rights not expressly granted to TSI herein are reserved by Fallbrook. TSI shall promptly notify Fallbrook of any inventions, modifications or other technology that is developed by TSI in connection with the manufacture of the Product.
     2.3 Information Exchange. Fallbrook shall provide to TSI such Technical Information as it determines in its sole discretion is advisable to facilitate TSI’s manufacture of the Product. All Technical Information shall constitute the Confidential Information of Fallbrook.
     2.4 Sales. TSI shall only sell, transfer or otherwise convey product to a) Fallbrook, b) Customers designated by Fallbrook, or c) the Partnership. .
     2.5 Recordal of this Agreement. TSI will cooperate fully with Fallbrook to effectuate the recordal of this Agreement with the Patent Office of the PRC State Intellectual Property Office, the Trademark Office of the PRC State Administration of Industry and Commerce, the municipal, provincial or State-level PRC Ministry of Commerce, as required under China law, including, without limitation, preparation, execution and filing of any necessary documentation with the Patent Office of the PRC State Intellectual Property Office, the Trademark Office of the PRC State Administration of Industry and Commerce, the municipal, provincial or State-level PRC Ministry of Commerce upon the request of Fallbrook. TSI shall furnish Fallbrook with any and all documentation issued by the Patent Office of the PRC State Intellectual Property Office, the Trademark Office of the PRC State Administration of Industry and Commerce, the

municipal, provincial or State-level PRC Ministry of Commerce as evidence of the recordal application and approval.
3. ORDERING AND PACKAGING
     3.1 Forecasts. As of the Effective Date, the parties have agreed upon an initial twelve (12) month forecast of Fallbrook’s required amounts of Product, and prior to the end of each calendar month during the term, Fallbrook shall provide to TSI a forecast of the estimated quantities of the Product for the immediately succeeding twelve (12) calendar months and Shipment Date(s) (each a “Forecast”). The first month of each Forecast shall constitute a binding purchase order (each a “Purchase Order”). The quantity of Product for the second (2nd) through twelfth (12th) months of the Forecast shall be non-binding and for planning purposes only. TSI shall supply the quantity of Product specified in the Purchase Order. Except as set forth in a Purchase Order, Fallbrook makes no guarantee or warranty with respect to the quantity of Product that may be purchased from TSI by Fallbrook. Fallbrook shall be responsible for: i) the Transfer Price of actual finished goods TSI actually has in hand during the first 30 days, ii) the actual cost of any work in process (WIP) TSI has on hand or for which it has made firm commitments during the first 60 days of the Forecast, and iii) the actual cost of raw materials on hand or for which it has actually made firm commitments for the first 90 days of the Forecast, none of which are to exceed the quantities actually required by the Forecast. TSI shall be responsible for all other WIP, finished goods and raw materials.
     3.2 Long Range Capacity and Resources. TSI shall be responsible for its plant, general purpose equipment, which is equipment that is suitable for use in other applications, and production capacity, including planning, funding and acquiring same (other than the Tooling and specialized equipment described below). Title and possession to the foregoing shall reside with TSI. TSI shall ensure that the initial production capacity for the Facility shall be at least sufficient to satisfy the Forecast. Specialized equipment necessary for the production of the Product and not reasonably suitable for any other use shall be acquired by TSI and paid for and owned by Fallbrook. Fallbrook shall reimburse TSI for the actual costs of such specialized equipment within thirty (30) days following receipt of an invoice, supplier invoice and registered receipt of payment (“fa piao”) from TSI.
     3.3 Short Range Capacity and Schedules. TSI shall be responsible for production scheduling and sequencing, and satisfying the Shipment Dates for each Purchase Order. The Shipment Date specified in each Purchase Order shall not be less than thirty (30) days after the date of the Purchase Order unless otherwise specifically agreed to by TSI. All Orders sent to TSI or posted to a previously agreed upon electronic transmission method, such as a web page, by e-mail, or otherwise, within the 30 day period and falling within the total forecasted volume for the period shall be deemed confirmed by TSI. The overall strategy is “Make to Order”, specifically, assemble and configure according to the sales order provided by Fallbrook. Configuration of any Purchase Orders may include:
          (a) Packaging of shifters, brake options and installation hardware in separate bulk packs, which will include palletized hub quantities;
          (b) Packaging of individual “bike sets” of hub, shifter, brake kits and installation hardware; and
          (c) Custom orders (specific quantities of various components)

     3.4 Packaging. Product supplied by TSI shall be delivered in packaging in accordance with the packaging, labeling requirements outlined in the Specifications. TSI shall be responsible for designing, sourcing and testing all packaging. Fallbrook shall provide graphics designs for printing of individual packaging. Fallbrook shall have final approval on packaging design and suitability, including proofs of printed graphics and manuals, and audits of strength and transport tests. TSI shall be responsible for all losses or damages caused or due to any defect in packaging.
4. MANUFACTURING
     4.1 Engineering Changes.
          (a) Fallbrook and TSI have a shared commercial interest in improving the Product reliability, decreasing the Transfer Price and enhancing the Product capabilities. Accordingly, the parties agree to implement engineering changes in accordance with Fallbrook’s engineering change request process currently titled, SOP06-02 Engineering Change Request Process as of the Effective Date (the “Change Process”), which is hereby incorporated by reference, as Fallbrook may modify it from time to time. Fallbrook may at any time request, in writing, that TSI incorporate engineering changes into the Product according to the Change Process. Manufacturer shall maintain the capacity to accept and process engineering changes at a fee to be agreed upon in advance and not to exceed TSI’s actual and verifiable costs.
          (b) Each engineering change request shall include a description of the proposed engineering change sufficient to permit TSI to evaluate its feasibility and cost. TSI’s evaluation shall be delivered to Fallbrook in writing according to the “Change Process” and shall state the increase or decrease in TSI’s actual costs, if any, expected to result from such engineering change and the amount of time, if any, required to implement such engineering change.
          (c) TSI shall not proceed with the engineering change unless and until it receives written instructions to do so from Fallbrook in an approved engineering change notification (ECN), in which case the Transfer Price for units incorporating the engineering change shall be adjusted in the amount of such increase or decrease in TSI’s costs and the delivery schedule for the Product shall be amended to reflect such additional implementation time and the Specifications for the Product shall be amended to reflect the engineering change.
          (d) TSI shall not refuse to implement any engineering change requested by Fallbrook unless TSI reasonably determines that such engineering change is technically unworkable. If TSI had purchased or ordered parts or components for use in the manufacture of Product to satisfy the binding portion of a Forecast and an engineering change requested by Fallbrook and implemented by TSI results in any such part or component being unusable for the manufacture of Product, and such part or component cannot be used by TSI in the manufacture, testing or assembly of products for any of TSI’s other customers (“Unusable Inventory”), then TSI shall use its best efforts to (a) cancel any pending orders for such Unusable Inventory and (b) return any such Unusable Inventory in TSI’s possession to the applicable suppliers. If TSI is unable to return any Unusable Inventory in its possession to the applicable suppliers, TSI shall notify Fallbrook of such Unusable Inventory and, at Fallbrook’s instruction, TSI shall either deliver such Unusable Inventory to Fallbrook or use its best efforts to resell such Unusable Inventory. After such efforts have been completed, Fallbrook shall pay TSI its out-of-pocket costs for such Unusable Inventory. Notwithstanding the foregoing, Fallbrook shall not be responsible for the cost of any Unusable Inventory as a result of a change beyond the amounts provided under Section 3.1 above.
     4.2 Tooling. During the term of this Agreement, the parties may agree in writing upon tooling that would be used by TSI specifically for the manufacture of the Product (the “Tooling”). All Tooling shall be jointly owned by TSI and Fallbrook.
          (a) TSI shall acquire Tooling and Fallbrook shall reimburse TSI for 50% of the actual costs of such Tooling. No portion of the Tooling costs may be amortized or included in the Transfer Price. TSI agrees to provide Fallbrook with copies of supplier invoices, specifications and registered receipts (fa piao) and all other requirements in accordance with the Tooling Policy Guide SOP10-01, as it may be amended by Fallbrook from time to time.
          (b) TSI shall bear all costs and expenses for and relating to installation, repair and maintenance of the Tooling as necessary. TSI shall also bear all costs associated with the replacement of the Tooling so long as such replacement does not arise under an engineering change.
          (c) TSI shall affix a label, plate or other marking, as appropriate, to each piece of Tooling evidencing Fallbrook’s ownership therein. TSI shall take commercially reasonable precautions to protect the Tooling. TSI shall maintain the Tooling in good working order. TSI shall not use the Tooling except for the purpose of manufacturing Product or as otherwise directed by Fallbrook. Before using any Tooling, TSI shall first qualify such Tooling in accordance with the Guide. TSI shall comply with all requirements in the Tooling Policy Guide SOP10-01 as amended by Fallbrook from time to time, unless specific written permission is obtained from Fallbrook permitting deviation from the Tooling Policy Guide.
     4.3 Materials and Components.
          (a) TSI shall obtain, at its expense, all materials for supply obligations under any Purchase Order on timelines that enable TSI to meet its delivery and supply obligations. TSI shall only use materials and suppliers that conform to the Specifications and fully comply with the requirements set forth in the Guide. TSI shall ensure that Fallbrook shall have the right to inspect and audit any third-party suppliers, subject to reasonable notice. TSI shall handle, package and store the Product and all materials and components in such a manner as to prevent damage or deterioration.
          (b) Parts purchased individually and not as part of an order of finished products (such as service repair parts, for example), including any component listed on the Bill of Materials (BOM) or acquired or manufactured for Fallbrook or under license from Fallbrook, shall be provided to Fallbrook in fulfillment of a Purchase Order(s) at actual cost plus 10%. Additionally, parts and assemblies used by the parties for sales and marketing purposes shall also be purchased under a Purchase Order for such parts at actual cost plus 10%. Actual cost shall be limited to direct costs and specifically shall not include amortization of tooling or equipment, SG&A, or other allocations of indirect overhead.
          (c) Volume Production Parts. Parts classified as active and/or included in the active BOM then currently released to and/or in production shall be provided to Fallbrook by TSI at no charge, except customary shipping costs, for use by Fallbrook in engineering development and/or promotions in quantities specified on Fallbrook requests, but not to exceed the quantity required to build fifty (50) units annually.

          (d) Parts and assemblies exchanged by the parties specifically for quality, cost and/or functional evaluation purposes shall be provided to the other party at no charge, except customary shipping costs.
     4.4 Component Parts Sales.TSI shall be permitted to supply component parts with the written agreement of Fallbrook to Fallbrook licensees and other Fallbrook designated manufacturers. TSI is prohibited from selling any parts or individual components unless each individual component or part and the customer and customer’s location has been previously approved for sale in writing by Fallbrook. Fallbrook and TSI shall share equally in the profits from such sales.
     4.5 Directed Sourcing. Fallbrook shall retain the right to require TSI to source and purchase certain components from suppliers designated by Fallbrook at its sole discretion. Notwithstanding the foregoing, TSI shall manage such designated suppliers. On rare occasions and on a case by case basis, if the parties mutually agree that the indirect costs for TSI to manage a supplier is deemed to be unreasonable, then the parties shall agree in writing on a supplier development and management program that would identify the TSI and Fallbrook responsibilities in managing that Directed Source supplier. .
     4.6 Warehouse Management System. TSI shall implement and maintain a Warehouse Management System (WMS) for the Product adequate to maintain accurate inventory records and FIFO shipping by date code. TSI shall ensure that the Facility has storage conditions that maintains the Product in good and saleable condition, and shall maintain an insurance policy for any loss to the inventory of Product with coverage amounts at least equal to the aggregate Transfer Price for the inventory contained therein.
     4.7 Quality. TSI shall establish and maintain a quality operating system that complies with the Guide. TSI’s failure to adhere to the Guide whether intentional or by oversight or negligence shall be a material breach.
     4.8 Root Cause Analysis. If any of the Product shipped to Fallbrook is defective, as determined by Fallbrook or TSI, then TSI shall promptly perform a root cause analysis and report the results to Fallbrook in compliance with the 8D methodology as set forth in the Guide.
     4.9 Inspection. During normal business hours, upon reasonable notice to TSI, Fallbrook shall have the right, but not the obligation, to (a) inspect the work conducted and services provided by TSI under this Agreement; (b) inspect and test, at Fallbrook’s own expense, the TSI Facility and any vehicles, containers or other equipment used in such work or services; and (c) inspect copies of licenses, authorizations, approvals or written communications from any governmental entity or agency applicable or related to such work or services, which shall be provided by TSI upon reasonable request by Fallbrook.
     4.10 Testing. TSI shall acquire and maintain testing equipment and qualified technicians to conduct and supervise various testing processes described and defined in the Specifications.
          (a) TSI shall acquire and fabricate a) the Efficiency Test Stand, b) the Durability Test Stand, and c) the End Of Line (EOL) Test Stand as defined in the Specifications or otherwise specified by Fallbrook (collectively the “Test Stands”). Fallbrook shall own title to the Test Stands at all times.

          (b) TSI shall acquire and/or fabricate the Test Stands and Fallbrook shall reimburse TSI for 100% of the actual costs of parts or equipment, outsourced and not manufactured or fabricated by TSI, needed to build the Test Stands. Fallbrook shall reimburse TSI for the actual costs of such parts and equipment within thirty (30) days following receipt of an invoice, supplier invoice and registered receipt (“fa piao”) from TSI. Fallbrook shall provide TSI with the minimum testing and criteria and standards, and TSI shall implement such testing. For assembly, TSI may need specialized testers to assure that shim selection has been done correctly and to assure that sealing integrity has been maintained during the assembly process.
          (c) TSI shall implement End of Line (EOL) testing on all Product. TSI shall conduct an efficiency test on at least one (1) Product per week, and a durability test on at least one (1) Product per month, in order to allow evaluation of product performance on audit basis and for validation of continuous improvement efforts. If any of the Product tested fails to perform to Specifications, then TSI shall promptly perform a root cause analysis and report the results to Fallbrook in compliance with the 8D methodology as set forth in the Guide. TSI will conduct appropriate additional testing to assure containment and resolution as required by FTI. TSI shall utilize appropriate metrology equipment to evaluate parts to assure compliance with the Specifications.
     4.11 Reports.
          (a) TSI shall, unless otherwise directed by Fallbrook, provide to Fallbrook monthly reports and access to all inventory data on the materials, components and WIP. TSI shall post inventory positions weekly to a website accessible to Fallbrook.
          (b) TSI shall, unless otherwise directed by Fallbrook, provide to Fallbrook regular reports, on at least a quarterly basis, documenting supply chain performance which shall include piece prices, quality and/or inspection reports, rejection/acceptance rates, delivery performance and supplier rating or scorecard for each supplier.
          (c) TSI shall, unless otherwise directed by Fallbrook, provide to Fallbrook regular reports, on at least a quarterly basis, including costed BOMs, production yields, and performance to schedules.
          (d) TSI shall, unless otherwise directed by Fallbrook, provide to Fallbrook on a monthly basis information regarding Product inventory including part numbers, date codes and configurations. TSI shall post inventory positions weekly to a website accessible by Fallbrook.
          (e) Unless otherwise agreed to by the parties, reports due under this section shall be due within ten (10) days of the end of each applicable reporting period.
5. SHIPMENT AND INSPECTION
     5.1 Shipping and Delivery. TSI shall notify Fallbrook at the time of shipment of the quantity of Product shipped and the specific shipping information. Shipping quantities may not vary from those established by the applicable Purchase Order unless otherwise mutually agreed upon in writing by the parties. In the event any shipment is a Delayed Shipment, and such delay is not a result of any action by Fallbrook, then Fallbrook may direct TSI to ship such Product by premium transportation designated by Fallbrook and TSI shall bear the expense of any difference in cost due to such premium transportation. In the event any shipment is delayed beyond the Shipment Date, and such delay is due to an action by Fallbrook (by way of example, for ordering

Product in excess of the Forecast), then Fallbrook may direct TSI to ship such Product by premium transportation designated by Fallbrook and Fallbrook shall bear the expense of any difference in cost due to such premium transportation. TSI shall ship the Product to the customer and delivery address(es) set forth in the “Ship to” portion of the applicable Purchase Order. TSI shall ship the Product by the applicable Shipment Date, provided that TSI may not ship the Product more than five (5) calendar days prior to the Shipment Date. TSI acknowledges and agrees that time is of the essence with respect to the delivery of Product hereunder.
     5.2 Carrier. Unless otherwise specified by Fallbrook or its customer in the applicable Purchase Order, TSI shall be responsible for carrier and mode selection, carrier booking and load out. TSI shall provide carrier liaison, shipment track and trace liaison and follow up and assist in ensuring cost effective and timely delivery of the Product to Fallbrook and/or its customers. TSI shall provide copies of all shipping documents which shall include date codes and Fallbrook part numbers, Purchase Order numbers and customer specific item numbers and PO numbers within twenty-four (24) hours after shipment. TSI shall comply with Fallbrook’s trading partner shipping and communication policies. TSI shall procure shipping and insurance and shall initially pay for such costs, which shall be invoiced to Fallbrook for re-imbursement.
     5.3 Title and Risk of Loss. TSI shall deliver the Product Ex-Works Tri Star Nantong factory (Incoterms 2000) shipping dock of Manufacturing Facility. TSI shall provide transportation, export clearance and all other outbound shipping services from its Nantong factory dock to the shipping vessel and invoice same to Fallbrook at cost. Title to product shall pass to FTI upon leaving factory shipping dock, and risk of loss of the Product shall pass from TSI to Fallbrook upon loading onto the vessel at Port
     5.4 Inspection Upon Delivery. If a delivery is short or the Product is found to be defective in material or workmanship, or if the Product does not conform to the Specifications, Fallbrook has the right to reject such Product within fifteen (15) calendar days after receipt of notice of such deficiency from Fallbrook’s customer that received the applicable Product. Fallbrook shall have the right to reject just a portion of a delivery. Product not rejected during such period shall be deemed accepted. TSI shall have ten (10) calendar days after receipt of such a notice from Fallbrook to respond as to whether it agrees with such deficiency, in which case the parties shall utilize the dispute resolution procedure set forth in Section 13.4. The deficiency specified in Fallbrook’s notice shall be deemed as accepted by TSI if it fails to respond to Fallbrook within the above ten (10) calendar days’ period. If the rejected Product cannot be reworked, then such Product shall be returned to TSI at TSI’s expense and TSI shall replace such Product with conforming Product as soon as reasonably possible after Fallbrook’s notice of rejection, but in no event less than forty-five (45) days thereafter. At its election, Fallbrook may choose to be credited for the return of such Product as provided in Section 5.5(b).
     5.5 Rejection of Replacement Products. If any replacement Product provided after rejection of the original Product is found to be defective in material or workmanship, or if such replacement Product does not conform to the Specifications, Fallbrook shall, at its option, (a) afford TSI one or more extensions of time to correct the non-conformances for a period to be specified by Fallbrook, or (b) terminate the Purchase Order and be entitled to a prompt and full refund of all amounts previously paid for such Product together with any costs Fallbrook incurs in responding to and recovering from such failure.

     5.6 Products Liability Insurance. TSI shall purchase and effect the Product liability insurance subject to a limit of no less than US $200,000 for a single claims regarding to the product liability.
6. CUSTOMER QUESTIONS; RETURNS AND RECALLS
     6.1 Customer Questions, Complaints and Product Inquiries. Fallbrook shall have the sole responsibility for responding to questions and complaints from customers of Fallbrook. Questions or complaints received by TSI from Fallbrook customers shall be referred to Fallbrook within one (1) business day. Fallbrook shall have the responsibility for handling all returns of Products from Fallbrook’s customers.
     6.2 Recalls. If the Product fails to meet any of the warranties set forth in this Agreement, or needs to be recalled due to defect in materials or workmanship by TSI or its suppliers or subcontractors, TSI shall either (at Fallbrook’s option) bear the entire cost of refunding payments to Fallbrook’s customers and/or replace the Product within sixty (60) days, including payment for freight for replacements and returns, including teardown and disposal of returned Product, and for reimbursement of Fallbrook’s out-of-pocket expenses for retrieval, transportation, administration and disposition. If the recall is due to a design defect, mis-installation or mis-use then Fallbrook shall bear the entire cost of refunding payments to Fallbrook’s customers and/or replace the Product within sixty (60) days, including payment for freight for replacements and returns, including teardown and disposal of returned Product, and for reimbursement of TSI’s out-of-pocket expenses for retrieval, transportation, administration and disposition. If the reason for the recall or return is unknown or disputed, then returned product shall be analyzed by both Fallbrook’s and TSI’s Material Review Boards and/or designated engineers and they shall attempt to reach mutual agreement on the basis for the recall or return. If they are unable to reach agreement, then the parties shall utilize the dispute resolution procedure set forth in Section 13.4.
     6.3 Records. TSI and Fallbrook shall maintain records necessary to permit a recall of any of the Products affected either voluntarily or by governmental directive.
     6.4 Corrective Action. If there is a defect and the failure can be corrected by a corrective action of the party responsible for the defect (i.e. manufacturing defect is the responsibility of TSI and design defect is the responsibility of Fallbrook), then the responsible party shall reimburse the non-responsible party for any costs incurred by the non-responsible party in effecting a corrective action; provided that such responsibility shall be limited to actual damages incurred but not including loss of sales or profit or other consequential damages.
7. PRICE AND PAYMENT
     7.1 Payment Terms. Fallbrook shall pay to TSI the Transfer Price for the Product delivered within thirty (30) days after the date of the applicable invoice. TSI shall invoice Fallbrook for all amounts due (with both the aggregate and individual unit prices) and such invoices shall reference the Purchase Order number and be sent to the “Bill to” address specified on the Purchase Order and shall have the date when the applicable Product was placed with the shipping company. The Product shall be sent to the applicable Fallbrook customer and address as identified in the “Ship to” portion of the Purchase Order. TSI’s packing list must reference the Purchase Order number. If Fallbrook disputes any invoice, then Fallbrook shall pay all undisputed amounts within such thirty (30) day period and the parties shall promptly reconcile the disputed amounts in good faith and once reconciled to the satisfaction of both parties, Fallbrook shall pay the previously disputed amounts within seven (7) days.
     7.2 Late Payments. If Fallbrook fails to make any undisputed payment in accordance with Section 7.1, and such failure lasts more than seven (7) business days after the forty-five (45) day period set forth in Section 7.1 for the applicable delivery, and such delay is not due to TSI’s actions, then Fallbrook shall pay to TSI an additional amount equal to five percent (5%) of the aggregate Transfer Price amount owing for such order, plus an additional half percent (0.5%) for each day Fallbrook does not make the applicable payment commencing ten (10) business days after the expiration of such thirty (30) day period, up to one hundred percent (100%) of the aggregate Transfer Price.
     7.3 Delayed Shipment Discount. If a Delayed Shipment is late more than 7 business days after the applicable Shipment Date, and such delay is not due to Fallbrook’s actions, then the Transfer Price for the Product included in such delivery shall be discounted by five percent (5%), plus an additional half percent (0.5%) for each day the Product is not shipped after ten (10) days after the Shipment Date, up to one hundred percent (100%) of the Transfer Price. In lieu of a discount, at Fallbrook’s option, any amounts that would be discounted under this Section may be applied to other payments that Fallbrook owes TSI under this Agreement. If TSI fails to ship Product by the TSI confirmed Shipment Date twelve (12) times in a calendar year or three (3) times in a calendar month, then Fallbrook shall have the right to terminate this Agreement or engage another manufacturer for the manufacture of Product, either at its sole discretion.
     7.4 Adjustments to Transfer Price for a Product. The parties shall adjust the Transfer Price for a Product for the following reasons: (a) to implement the full amount of any cost reductions (as described in Section 7.5) immediately after such cost reductions are incorporated into the manufacture of such Product, (b) if there is a significant fluctuation in the currency exchange rate between the U.S. Dollar and the Chinese Yuan, and the parties agree upon such change at their regularly scheduled meeting, and (c) if there is a significant change in any of the components that must be purchased by TSI for the manufacture of the Product, and the parties agree upon such change at their regularly scheduled meeting.
     7.5 Cost Reduction Program. The parties shall use their best efforts to identify and implement cost reductions for the manufacture of each Product according to Fallbrook’s cost reduction process as defined in Product Cost Review Process SOP09-03 30DEC2009, as may be amended from time to time by Fallbrook, which is hereby incorporated by reference. For the avoidance of doubt, nothing contained herein shall require Fallbrook to make any capital investment to achieve such cost reduction opportunities. Cost reductions that are implemented shall be wholly applied to reduce the Transfer Price until the Transfer Price of $90.00 is achieved. Subsequent cost reductions that are implemented shall be applied 50% to reduction of Transfer Price and 50% to increase of TSI profit.
     7.6 Partnership. It is the intent of the parties to form a Partnership and that profits from the Partnership will be split equally between the parties and Fallbrook shall direct or provide the sales tasks, and Fallbrook shall bear the costs of supporting administration of sales until the earlier of i) December 31, 2010, and ii) the execution of an agreement for the Partnership between the parties, or for such other purposes as the parties may agree. Fallbrook would retain the sales accounts (house accounts) of Fallbrook’s previous customers. New Customers with registration or operations outside of the Domestic Sales Territory would become house account customers of Fallbrook. New customers with registration and operations solely within the Domestic Sales Territory would become house account customers of the Partnership. New Customers with registration or operations both inside and outside of the Domestic Sales Territory would be assigned to Fallbrook or the Partnership upon mutual agreement of the parties. TSI is authorized to sell products in Domestic Sales Territory until the Partnership is formed or December 31, 2010, whiceve comes first, and for such sales TSI will share gross profits equally with Fallbrook and Fallbrook shall determine minimum pricing for such sales.
     7.7 Taxes. All applicable taxes (including, without limitation, value added tax, export tax, business tax, sales or use taxes, transaction privilege taxes, gross receipts taxes and other charges such as duties, customs, tariffs, imposts and any taxes or surcharges levied by the Chinese government according to the Chinese tax laws and the agreement between the Chinese government and USA for the reciprocal avoidance of double taxation and the prevention of fiscal evasion with respect to tax on income) in connection with this Agreement in China shall be the responsibility of TSI. All taxes outside China’s purview, board, and borders shall be the responsibility of Fallbrook or its customers. Each party is responsible for its own respective income taxes.
     7.8 Currency. All amounts in this Agreement shall be in United States Dollars. All payments under this Agreement shall be paid in United States dollars and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as specified by the receiving party before such payment is due and shall be considered paid when deposited into the designated account.
8. REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
     8.1 Products and Services. TSI represents, warrants and covenants that: (a) it shall perform the manufacturing services hereunder in a professional manner, with due care and in accordance with industry standards, applicable Laws and with Fallbrook’s written instructions, that may be issued to TSI from time to time (b) the Product will not be manufactured with any child labor, “sweat shop” practices or otherwise fail to comply with any environmental Laws, (c) all Products furnished hereunder shall meet the quality, operating conditions and performance requirements described in the Specifications and any applicable Purchase Order; (d) the Products are merchantable, shall be free from defects in workmanship and material, and shall be new, fit and sufficient for the particular purpose of Fallbrook and Fallbrook’s customers; and (e) TSI has good and marketable title to the Products to be furnished hereunder and there are no liens, claims or encumbrances of any kind whatsoever against the same. The warranties herein contained are not to be deemed exclusive, and Fallbrook shall be entitled to all other warranties and remedies available to it at law or in equity.
     8.2 IP Warranties.
          (a) TSI represents and warrants that it owns all necessary rights to use and practice the manufacturing methods its employs in the manufacture of the Product.
          (b) Fallbrook represents and warrants that, to its knowledge, the Product to the extent claimed by Fallbrook’s issued patents does not infringe any issued and unexpired patents of any third party in the Territory as of the date of this Agreement.
     8.3 Warranty Service. If any of the Product fails to satisfy the warranties set forth in Section 8.1, then Fallbrook shall have the right during the one (1) year period following the date of delivery of the applicable Product to Fallbrook to return the Product to TSI, at TSI’s expense, including all shipping, customs clearance and other return freight costs, TSI shall have the right to decide to replace rather than returne the defective Product if total expense is more than Transfer Price, provided such replacement is made within a timeframe reasonably acceptable to Fallbrook, or alternatively, if Fallbrook reasonably determines that the Product is unrepairable and notifies TSI of such determination and disposes of the Product, then TSI shall promptly repair (if repairable) or replace the Product with conforming Product. If TSI is unable to repair or replace the Product within thirty (30) days after return by Fallbrook, then TSI shall refund to Fallbrook the applicable Transfer Price for such Product.
9. INDEMNIFICATION
     9.1 Fallbrook Indemnification. Fallbrook shall defend, indemnify and hold TSI harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, demands, actions and other proceedings by any third party to the extent resulting from (a) the negligence or willful misconduct of Fallbrook in connection with Fallbrook’s obligations under this Agreement, or (b) a breach of any representation, warranty or covenant by Fallbrook under this Agreement, except in each case to the extent resulting from that described in Sections 9.2(a) — (b).
     9.2 TSI Indemnification. TSI shall defend, indemnify and hold Fallbrook harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, demands, actions and other proceedings by any third party to the extent resulting from (a) a claim that the manufacture of the Product utilizing TSI’s methods infringes the claims of an issued patent or misappropriates a trade secret, (b) the negligence or willful misconduct of TSI in connection with TSI’s obligations under this Agreement, or (c) a breach of any representation, warranty or covenant by TSI under this Agreement, except in each case to the extent resulting from that described in Sections 9.1(a) — (c)..
     9.3 Procedure. A party seeking indemnification under Section 9.1 or 9.2 (the “Indemnified Party”) promptly shall notify the other party (the “Indemnitor”) of any claim, demand, action or other proceeding for which Indemnified Party intends to claim indemnification. The Indemnitor shall have the right to participate in, and to the extent Indemnitor so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by Indemnitor; provided, however, that Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by Indemnitor, if representation of Indemnified Party by the counsel retained by Indemnitor would be inappropriate due to actual or potential differing interests between Indemnified Party and any other party represented by such counsel in such proceedings. Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of Indemnified Party without the prior express written consent of Indemnified Party. Nevertheless, Indemnitor shall take such actions in a commercially timely manner such that Indemnified Party’s business interest or rights are preserved, to the extent reasonably possible, with respect to the subject matter of the claim for indemnification.
10. TERM AND TERMINATION
     10.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (a) five (5) years after the date TSI ships the first volume production Product to Fallbrook, that is Product intended for customers under confirmed POs

(currently expected to be May 19, 2010), and (b) sixty-six (66) months after the Effective Date (“Initial Term”) unless earlier terminated as provided in Section 10.2.
     10.2 Termination. Either party may terminate this Agreement in the event that (a) the other party materially breaches any material provision of this Agreement and such breach continues for a period of forty-five (45) calendar days following the receipt by the defaulting party of notice of such breach, or (b) the other party becomes insolvent, is adjudicated bankrupt, voluntarily or involuntarily files a petition for bankruptcy, makes an assignment for the benefit of creditors, seeks any other similar relief under any bankruptcy law or related statues or otherwise becomes financially incapable of performing its obligations in accordance with the terms of this Agreement, and such judgment, assignment or incapacity is not revoked within ninety (90) calendar days. Where the breach of certain terms in this Agreement have specifically been identified as being material breaches, this is for avoidance of doubt only and the parties both agree that other terms in this Agreement are material as well such that their breach would be a material breach.
     10.3 Effect of Termination. Sections 2.2, 4.2, 6, 7, 9, 10.3, 11, 12 and 13 shall survive any expiration or termination of this Agreement.
11. CONFIDENTIALITY
     11.1 Restrictions on Disclosure and Use of Confidential Information. Recipient shall not use the Confidential Information of Discloser except for the purpose of performing its obligations and exercising its rights under this Agreement. Recipient shall maintain the Confidential Information of Discloser with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Unless Discloser grants specific, written, advance permission to do so, Recipient shall not disclose any Confidential Information to any third party except as provided for in Section 11.2. Recipient shall limit access to the Confidential Information of Discloser to those employees of Recipient who have a need to know such information in order to perform its obligations and exercise its rights under this Agreement and who are bound by confidentiality and non-use obligations to Recipient at least equivalent to Recipient’s obligations to Discloser under this Agreement. Should Recipient determine that it needs to disclose Confidential Information of Discloser to any non-employee (including consultants and contractors) in order to perform its obligations or exercise its rights under this Agreement, Recipient shall not do so without the prior written permission of Discloser. Upon receiving such permission, Recipient may proceed, but only after binding any such non-employee to confidentiality and non-use obligations to Recipient at least equivalent to Recipient’s obligations to Discloser under this Agreement. Recipient shall be responsible to Discloser for the acts and omissions of any such non-employee with respect to such confidentiality and non-use obligations.
     11.2 Exceptions. Recipient may disclose Confidential Information of Discloser to the extent required by Law or order of a court of competent jurisdiction, provided that, in such event, Recipient shall provide Discloser prompt, advance notice of such requirement to allow intervention (and shall cooperate with Discloser) to contest or minimize the scope of the disclosure (including through application for a protective order).
     11.3 Return of Confidential Information. Upon any expiration or termination of this Agreement or upon the request of Discloser, Recipient shall return or destroy, at Discloser’s option, all Confidential Information of Discloser and any copies thereof. In addition, Recipient shall promptly destroy any electronic or otherwise non-returnable embodiments of the Confidential Information.
12. LIMITATIONS ON LIABILITY
     EXCEPT FOR ANY BREACH OF SECTION 11 AND EXCEPT FOR ANY OBLIGATIONS UNDER SECTION 9, AND EXCEPT FOR ANY DISCOUNTS FOR LATE DELIVERY OR PAYMENTS OWING FOR LATE PAYMENTS (IN EACH CASE AS EXPRESSLY SET FORTH HEREIN) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR FOR ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS RESULTING FROM INTERRUPTION OF BUSINESS OR LOSS OF USE OR DATA, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS.
13. MISCELLANEOUS
     13.1 Remedies. The parties agree that any breach of Section 11 shall cause irreparable harm and significant injury to the non-breaching party which may be difficult to ascertain. Accordingly, the parties agree that each party shall have the right, in addition to any other remedies available to it, to obtain an immediate injunction, without necessity of posting a bond, enjoining any breach by the other party of Section 11. Notwithstanding anything in this Agreement to the contrary, Fallbrook shall be entitled under this Agreement to all of the rights and remedies available to a contracting party under the Uniform Commercial Code.
     13.2 Subcontractors. If subcontractors are employed, TSI shall be fully responsible for their acts and omissions and the acts and omissions of their employees. There shall be no contractual relationship between any subcontractor and Fallbrook. TSI shall indemnify, defend and hold harmless Fallbrook from and against any and all liability for payment of TSI’s subcontractors and suppliers, including without limitation, mechanic’s liens. TSI shall ensure that each subcontractor has entered into written agreements with TSI that provide for protection of confidentiality and ownership of the Product and Technical Information that conform with the terms of this Agreement.
     13.3 Assignment. TSI shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, any rights or obligations under this Agreement without the prior written consent of Fallbrook. Except as provided herein, any purported assignment, transfer or delegation by TSI shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
     13.4 Arbitration. Any disputes of this Agreement between the parties shall first be addressed by ten (10) days good faith negotiations between the parties in person in Amsterdam, The Netherlands. Any disputes relating to this Agreement that cannot be resolved by TSI and Fallbrook through good faith discussions shall be resolved by binding arbitration between the parties as follows. Whenever a party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other party at least thirty (30) days prior to initiating such action. Any such arbitration shall be administered by Hong Kong International Arbitration Centre (“HKIAC”) in accordance with HKIAC Procedures for Arbitration then in force including such additions to the UNCITRAL Arbitration Rules as are therein contained. The place of arbitration shall be in Hong Kong at HKIAC. The tribunal for any arbitration shall consist of three arbitrators, with each party appointing one arbitrator, and the two arbitrators thus appointed choosing the third arbitrator who will act as the presiding arbitrator of the tribunal. The language to be used in the arbitral proceedings shall be English.
     13.5 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.
     13.6 Non-Waiver. Failure by either party to insist upon strict performance of any of the terms and conditions hereof, or delay in exercising any rights or remedies provided herein, shall not release the other party from any of the obligations of this Agreement and shall not be deemed a waiver of any rights of such other party to insist upon strict performance thereof.
     13.7 Attorney’s Fees. In the event either party brings legal action to enforce any provision herein, each party shall responsible for its own legal fees.
     13.8 English Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.
     13.9 Entire Agreement and Modification. The Original Agreement is hereby terminated in its entirety. No agreement or understanding in any way modifying these terms and conditions, either before or after the execution hereof, shall be binding upon either party unless in writing and signed by both parties. This Agreement, together with any Specifications and documents attached hereto and incorporated by reference, constitutes the entire agreement between the parties. In the event of any conflict between the terms and conditions of this Agreement and those of any Purchase Order or any other document, the terms and conditions of this Agreement shall control; in the event of any conflict between the terms and conditions of any Purchase Order and any other document, the terms and conditions of the Purchase Order shall control.
     13.10 Independent Contractors. Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.
     13.11 Severability. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
     13.12 Notice. All notices required hereunder shall be in writing and shall be sent by (a) U.S. mail (first class), (b) nationally recognized courier service (e.g., DHL, Federal Express), with all postage or delivery charges prepaid, or (c) facsimile, subject to confirmation via U.S. mail or nationally recognized courier service, and shall be addressed to the parties at their addresses set forth in the first paragraph of this Agreement or to such other address(es) as may be furnished by written notice in the manner set forth herein.

     13.13 Headings. The headings of the Sections in this Agreement are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the clauses which they reference.
     13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     In Witness Whereof, the parties hereto have caused this Agreement to be duly executed by their authorized representative effective as of the Effective Date.

FALLBROOK TECHNOLOGIES INC.		TSI GROUP

By:	/s/ William Klehm	By:	/s/ Johnny Liu

Name: William Klehm		Name: Johnny Liu

Title: Chief Executive Officer		Title: Chief Executive Officer

Date: January 30th, 2010		Date: January 30th, 2010

PRODUCT EXHIBIT
1. Specifications for the Product.
The Product shall comply with all of the following: the Design Requirements, the Design Package, Assembly Specifications, Test Requirements, Packaging and Shipping Requirements, and Quality Requirements identified below.

Specification Category/Source Document	Comments
1. Design Requirements
1.1. B35 Statement of Requirements, Rev C
1.2. B35 Engineering Design Specification
1.3. Component Specifications
1.3.1. FTI_ES01_Hub_Shell_Porosity_Specification_RevC
1.3.2. FTI_ES02_Hub_Shell_Paint_Specification_RevA
1.3.3. FTI_ES03_Hub_Shell_Mechanical_Specification_RevD
2. Design Package
2.1. All Configuration BOM’s	Current revision is N360-CVP-36S_Rev1b BOM.doc
2.2. Assembly Drawings and Control Plan Documentation
2.3. Part Drawings and Control Plan Documentation
2.4. Assembly Tool Drawings	TSI will be responsible for developing assembly tool prints
3. Assembly Specifications
3.1. B35 Assembly Documentation Rev4-30-10-2009	FTI has initiated the document TSI will be responsible to update and maintain
4. Test Requirements
4.1. B35 Validation Test Plan	Current Revision is I
4.2. End of Line (EOL) Test Requirements	Documentation to be provided by Fallbrook
5. Packaging and Shipping Requirements
5.1. Bulk and Individual Shipping and Packaging Requirements	B35 Packaging Guidelines 11-30-09.doc
6. Quality Requirements
6.1. Quality Control	B35 Details V10dwm 11-24-09.doc
6.2. Supplier Guide to Quality	SOP09-01
6.3. Tooling Policy Guide	SOP10-01
7. Other Documentation
7.1. Product Instruction Manuals	Documentation to provided by Fallbrook
7.2. Product Cost Review Process	SOP09-03
7.3. Marketing Material, if and as provided by Fallbrook
7.4. Trademark Usage Guide	Version January 15, 2010

2. Transfer Price. The initial Transfer Price for the Product described in this Product Exhibit shall be                     ***                     for the 36 spoke CVP assembly with roller brake configuration plus mounting hardware, shifter, manuals, business development materials and packed for shipment as outlined in the Product Specification. Other configurations and variations would affect the Transfer Price based on BOM cost differences During the term of the Agreement, the parties will adjust the Transfer Price in accordance with Sections 7.4 and 7.5. Notwithstanding the foregoing, in no event will the Transfer Price exceed                     ***                     .
NOTE: This Product Exhibit is governed by the terms of that certain Manufacturing and Supply Agreement in effect between Fallbrook and TSI. Any item in this Product Exhibit that is inconsistent with such agreement is invalid.
     IN WITNESS WHEREOF, the parties have executed this Product Exhibit as of the later date below.

FALLBROOK TECHNOLOGIES INC.		TSI GROUP

By:	/s/ William Klehm	By:	/s/ Johnny Liu

Name: William Klehm		Name: Johnny Liu

Title: Chief Executive Officer		Title: Chief Executive Officer

Date: January 30th, 2010		Date: January 30th, 2010

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Exhibit A
Patents

Patent No:	Filing Date:	Application No.	Date Issued:

ZL 200480011347.0	2/27/2004	200480011347.0	3/18/2009

ZL02809761.0	4/25/2002	2809761.0	3/25/2009

ZL 200610100193.3	10/24/2000	200610100193.3	9/9/2009

ZL200610100194.8	10/24/2000	200610100194.8	8/19/2009

ZL200610100180.6	10/24/2000	200610100180.6	7/29/2009

ZL 200510074338.2	10/24/2000	200510074338.2	12/17/2008

ZL 00818383.X	10/24/2000	00818383.X	11/16/2005

ZL98812170.0	10/22/1998	98812170.0	4/21/2004
Patent Applications

Application No.	Filing Date:	PubNumber:	PubDate:

200780030547.4	6/21/2007	CN101506495A	8/12/2009

200780007853.6	1/30/2007	CN101410635A	4/15/2009

200680052833.6	12/18/2006	CN101375087A	2/25/2009

200680052482.9	10/3/2006	CN101454596A	6/10/2009

200580038511.1	10/3/2005	CN101166922A	4/23/2008

200810084553.4	2/27/2004	101303078A	11/12/2008

200910006627.7	4/25/2002	CN101526127A	9/9/2009

200910006626.2	4/25/2002	CN101526133A	9/9/2009

200610100176.X	10/24/2000	1904410	1/31/2007

200610100175.5	10/24/2000	1991204	7/4/2007

Exhibit B
Trademarks

			Registration	Registration
Status:	Application No.	Filing Date:	Date:	Number:	Class:

Registered	4541212	3/15/2005	12/14/2007	4541212	12

Pending	5423951	6/16/2006			4

Registered	5435546	6/22/2006	5/28/2009	5435546	12

Registered	5435545	6/22/2006	5/28/2009	5435545	12
Note:	Usage shall be in accordance with the standards as set out in the Specifications as may from time to time be amended by Fallbrook.